SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

SCHEDULE 13D Under the Securities Exchange Act of 1934
(Amendment No.7)1

Patriot Coal Corporation
(Name of Issuer)

Common Stock, $0.01 par value per share
(Title of Class of Securities)

70336T 10 4
(CUSIP Number)

John A. Tisdale, Esq. General Counsel ArcLight Capital Holdings, LLC 200 Clarendon Street, 55th Floor Boston, MA 02117 Telephone: (617) 531−6300
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 14, 2010
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 13d-1(f) or
240.13d-1(g), check the following box [  ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

1 The remainder of this cover page shall be filled out for a reporting person’s initial filling on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	2	of	50	Pages

1					NAME OF REPORTING PERSON ArcLight Energy Partners Fund I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 6,165,049
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 6,165,049
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,165,049
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.8%
14					TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	3	of	50	Pages

1					NAME OF REPORTING PERSON ArcLight Energy Partners Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 4,936,778
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 4,936,778
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,936,778
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.4%
14					TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	4	of	50	Pages

1					NAME OF REPORTING PERSON ArcLight PEF GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 6,165,049*
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 6,165,049
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,165,049
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.8%
14					TYPE OF REPORTING PERSON (See Instructions) CO
*  Solely in its capacity as the general partner of ArcLight Energy Partners Fund I, L.P.

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	5	of	50	Pages

1					NAME OF REPORTING PERSON ArcLight PEF GP II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 4,936,778*
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 4,936,778
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,936,778
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.4%
14					TYPE OF REPORTING PERSON (See Instructions) CO
*  Solely in its capacity as the general partner of ArcLight Energy Partners Fund II, L.P.

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	6	of	50	Pages

1					NAME OF REPORTING PERSON ArcLight Capital Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 11,101,827*
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 11,101,827
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,101,827
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.2%
14					TYPE OF REPORTING PERSON (See Instructions) CO
*  Solely in its capacity as the manager of ArcLight PEF GP, LLC, the general partner of ArcLight Energy Partners Fund I, L.P. and ArcLight PEF GP II, LLC, the general partner of ArcLight Energy Partners Fund II, L.P.

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	7	of	50	Pages

1					NAME OF REPORTING PERSON Daniel R. Revers*
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 11,101,827*
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 11,101,827
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,101,827
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.2%
14					TYPE OF REPORTING PERSON (See Instructions) IN
*  Solely in his capacity as the manager of ArcLight Capital Holdings, LLC, the manager of ArcLight PEF GP, LLC  which is the general partner of ArcLight Energy Partners Fund I, L.P. and ArcLight PEF GP II, LLC, the general partner of ArcLight Energy Partners Fund II, L.P.  Mr. Revers disclaims beneficial ownership of the shares of Common Stock held by the ArcLight Funds, except to the extent of his pecuniary interest in such funds.

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	8	of	50	Pages

1					NAME OF REPORTING PERSON Robb E. Turner*
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 11,101,827*
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 11,101,827
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,101,827
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.2%
14					TYPE OF REPORTING PERSON (See Instructions) IN
*  Solely in his capacity as the manager of ArcLight Capital Holdings, LLC, the manager of ArcLight PEF GP, LLC  which is the general partner of ArcLight Energy Partners Fund I, L.P. and ArcLight Energy Partners Fund II, L.P.  Mr. Turner disclaims beneficial ownership of the shares of Common Stock held by the ArcLight Funds, except to the extent of his pecuniary interest in such funds.

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	9	of	50	Pages

1					NAME OF REPORTING PERSON John F. Erhard*
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 11,101,827*
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 11,101,827
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,101,827
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.2%
14					TYPE OF REPORTING PERSON (See Instructions) IN
*  Solely in his capacity as a principal of ArcLight Capital Holdings, LLC, the manager of ArcLight PEF GP, LLC  which is the general partner of ArcLight Energy Partners Fund I, L.P. and ArcLight Energy Partners Fund II, L.P.  Mr. Erhard disclaims beneficial ownership of the shares of Common Stock held by the ArcLight Funds, except to the extent of his pecuniary interest in such funds.

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	10	of	50	Pages

1					NAME OF REPORTING PERSON Cascade Investment, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION Washington
NUMBER OF SHARES	7	SOLE VOTING POWER 2,391,231(1)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER
EACH REPORTING	9	SOLE DISPOSITIVE POWER 2,391,231 (1)
PERSON WITH	10	SHARED DISPOSITIVE POWER
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,391,231
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6%
14					TYPE OF REPORTING PERSON (See Instructions) OO
(1)  All shares of Common Stock held by Cascade Investment, L.L.C. (“Cascade”) may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade.

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	11	of	50	Pages

1					NAME OF REPORTING PERSON William H. Gates III
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES	7	SOLE VOTING POWER 2,391,231 (1)
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER
EACH REPORTING	9	SOLE DISPOSITIVE POWER 2,391,231 (1)
PERSON WITH	10	SHARED DISPOSITIVE POWER
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,391,231
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6%
14					TYPE OF REPORTING PERSON (See Instructions) IN
(1)  All shares of Common Stock held by Cascade Investment, L.L.C. (“Cascade”) may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade.

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	12	of	50	Pages

1					NAME OF REPORTING PERSON Citigroup Capital Partners II 2006 Citigroup Investment, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 491,619
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 491,619
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 491,619
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5%
14					TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	13	of	50	Pages

1					NAME OF REPORTING PERSON Citigroup Capital Partners II Employee Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 552,225
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 552,225
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 552,225
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6%
14					TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	14	of	50	Pages

1					NAME OF REPORTING PERSON Citigroup Capital Partners II Onshore, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 249,314
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 249,314
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 249,314
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14					TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	15	of	50	Pages

1					NAME OF REPORTING PERSON Citigroup Capital Partners II Cayman Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 312,382
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 312,382
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 312,382
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4%
14					TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	16	of	50	Pages

1					NAME OF REPORTING PERSON Citigroup Private Equity LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 1,605,540
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 1,605,540
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,605,540
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14					TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	17	of	50	Pages

1					NAME OF REPORTING PERSON Citigroup Alternative Investments LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 1,632,026
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 1,632,026
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,632,026
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14					TYPE OF REPORTING PERSON (See Instructions) IA

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	18	of	50	Pages

1					NAME OF REPORTING PERSON Citigroup Investments Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 1,632,026
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 1,632,026
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,632,026
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14					TYPE OF REPORTING PERSON (See Instructions) HC

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	19	of	50	Pages

1					NAME OF REPORTING PERSON Citigroup Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 1,641,507*
EACH REPORTING	9	SOLE DISPOSITIVE POWER
PERSON WITH	10	SHARED DISPOSITIVE POWER 1,641,507*
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,641,507*
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14					TYPE OF REPORTING PERSON (See Instructions) HC
*  Includes shares held by the other Citigroup Entities.

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	20	of	50	Pages

1					NAME OF REPORTING PERSON Howard Hughes Medical Institute
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES	7	SOLE VOTING POWER 1,595,715
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER
EACH REPORTING	9	SOLE DISPOSITIVE POWER 1,595,715
PERSON WITH	10	SHARED DISPOSITIVE POWER
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,595,715
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14					TYPE OF REPORTING PERSON (See Instructions) CO

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	21	of	50	Pages

1					NAME OF REPORTING PERSON Paul Vining
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES	7	SOLE VOTING POWER 243,489
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER
EACH REPORTING	9	SOLE DISPOSITIVE POWER 243,489
PERSON WITH	10	SHARED DISPOSITIVE POWER
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 243,489
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14					TYPE OF REPORTING PERSON (See Instructions) IN

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	22	of	50	Pages

1					NAME OF REPORTING PERSON David Turnbull
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES	7	SOLE VOTING POWER 32,476
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER
EACH REPORTING	9	SOLE DISPOSITIVE POWER 32,476
PERSON WITH	10	SHARED DISPOSITIVE POWER
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,476
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.04%
14					TYPE OF REPORTING PERSON (See Instructions) IN

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	23	of	50	Pages

1					NAME OF REPORTING PERSON B. Scott Spears
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES	7	SOLE VOTING POWER 9,170
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER
EACH REPORTING	9	SOLE DISPOSITIVE POWER 9,170
PERSON WITH	10	SHARED DISPOSITIVE POWER
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,170
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.01%
14					TYPE OF REPORTING PERSON (See Instructions) IN

SCHEDULE 13D

CUSIP No. 70336T 10 4		Page	24	of	50	Pages

1					NAME OF REPORTING PERSON Robert Bennett
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)					(a) ☐ (b) ☒
3					SEC USE ONLY
4					SOURCE OF FUNDS (See Instructions) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)					☐
6					CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES	7	SOLE VOTING POWER 85,030
BENEFICIALLY OWNED BY	8	SHARED VOTING POWER
EACH REPORTING	9	SOLE DISPOSITIVE POWER 85,030
PERSON WITH	10	SHARED DISPOSITIVE POWER
11					AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 85,030
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)					☒
13					PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14					TYPE OF REPORTING PERSON (See Instructions) IN

This Amendment No. 7 relates to shares of Common Stock of Patriot Coal Corporation (the "Issuer").  This Amendment is being jointly filed pursuant to a joint filing agreement attached as Exhibit 99.6 to the Schedule 13D filed on August 1, 2008 (File No. 005-83427), as amended on August 18, 2008, January 21, 2009, February 11, 2010, March 8, 2010, March 12, 2010 and March 18, 2010 (the "Schedule 13D"), by the following persons (collectively, the "Reporting Persons"), to amend and supplement the Items set forth below: ArcLight Energy Partners Fund I, L.P. ("ArcLight Fund I"), ArcLight Energy Partners Fund II, L.P. ("ArcLight Fund II", and together with ArcLight Fund I, the "ArcLight Funds"), ArcLight PEF GP, LLC ("ArcLight PEF GP"), ArcLight PEF GP II, LLC ("ArcLight PEF GP II"), ArcLight Capital Holdings, LLC ("ArcLight Capital Holdings", and together with the ArcLight Funds, ArcLight PEF GP and ArcLight PEF GP II the "ArcLight Entities"), Daniel R. Revers ("Mr. Revers"), Robb E. Turner ("Mr. Turner"), John F. Erhard (Mr. Erhard"), Cascade Investment, L.L.C. ("Cascade"), William H. Gates III (“Mr. Gates”), Citigroup Capital Partners II 2006 Citigroup Investment, L.P. ("Citigroup Investment"), Citigroup Capital Partners II Employee Master Fund, L.P. ("Citigroup Employee Master Fund"), Citigroup Capital Partners II Onshore, L.P. ("Citigroup Onshore"), Citigroup Capital Partners II Cayman Holdings, L.P. ("Citigroup Cayman", and together with Citigroup Investment, Citigroup Employee Master Fund, Citigroup Onshore, the "Citigroup Funds") Citigroup Private Equity LP ("Citigroup PE") Citigroup Alternative Investments LLC ("CAI"), Citigroup Investments Inc. ("CII") and Citigroup Inc. ("Citigroup" and together with Citigroup Funds, CAI and CII, the "Citigroup Entities"), Howard Hughes Medical Institute ("HHMI"), Paul Vining ("Mr. Vining"), David Turnbull ("Mr. Turnbull"), B. Scott Spears ("Mr. Spears") and Robert Bennett ("Mr. Bennett").  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Reporting Persons' Schedule 13D, as amended.

Item 4.  Purpose of the Transaction

Item 4 of the Schedule 13D is hereby amended and supplemented by deleting the fourth paragraph in its entirety and adding the following in place thereof:

The Voting Agreement, as amended on June 14, 2010 (the "Voting Agreement Amendment"), provides that that at such time as certain former holders of Magnum common stock own less than fifteen percent (but at least ten percent) of the Common Stock outstanding or the ArcLight Funds transfer any shares of Common Stock, the Stockholder Representative will be entitled to one board nominee only.  The Voting Agreement also provides that at such time as certain former holders of Magnum common stock own less than ten percent of the Common Stock outstanding, the Stockholder Representative will not be entitled to any board nominees.

Item 4 of the Schedule 13D is hereby further amended and supplemented by deleting the fifteenth paragraph in its entirety and adding the following in place thereof:

The foregoing discussion of the Voting Agreement is not intended to be a complete statement of all of the material terms of that agreement and is qualified in its entirety by the agreement itself, which is filed as Exhibit 99.2 to the Schedule 13D filed on August 1, 2008 and is incorporated by reference, and the Voting Agreement Amendment, which is filed herewith as Exhibit 99.8 and is incorporated by reference.

Item 5.  Interest in Securities of the Issuer

Item 5(a) and (b) of the Schedule 13D is hereby amended and supplemented in its entirety by adding the following:

As of June 14, 2010, (i) the Reporting Persons collectively may be deemed to beneficially own 17,242,715 shares of Common Stock  (which amount includes shares beneficially owned by the undersigned Reporting Persons as well as an aggregate of 142,270 shares beneficially owned by Messrs. Elliott, Verheij and St. Clair), representing approximately 19% of the outstanding shares of Common Stock (based on 90,863,950 shares of Common Stock reported by the Issuer as outstanding as of April 22, 2010) and (ii) the interests in the Common Stock of each of the undersigned Reporting Persons is as follows:

•
ArcLight Fund I has the shared power to vote, direct the voting of, dispose of and direct the disposition of 6,165,049 shares of Common Stock, representing approximately 6.8% of the outstanding shares of Common Stock.  Such shares may be deemed to be owned beneficially (solely for the purposes of Rule 13d-3 under the Act) by ArcLight PEF GP and ArcLight Capital Holdings.

•
ArcLight Fund II has the shared power to vote, direct the voting of, dispose of and direct the disposition of 4,936,778 shares of Common Stock, representing approximately 5.4% of the outstanding shares of Common Stock.  Such shares may be deemed to be owned beneficially (solely for the purposes of Rule 13d-3 under the Act) by ArcLight PEF GP II and ArcLight Capital Holdings.

•
ArcLight PEF GP, as general partner of ArcLight Fund I, and ArcLight Capital Holdings as manager of ArcLight PEF GP, may be deemed to beneficially own the shares of Common Stock held by ArcLight Fund I.  ArcLight PEF GP II, as general partner of ArcLight Fund II, and ArcLight Capital Holdings as manager of ArcLight PEF GP II, may be deemed to beneficially own the shares of Common Stock held by the ArcLight Funds. In addition, Messrs. Revers and Turner, as managers of ArcLight Capital Holdings may be deemed to beneficially own the shares of Common Stock held by the ArcLight Funds.

•
Cascade has the sole power to vote, direct the voting of, dispose of and direct the disposition of 2,391,231 shares of Common Stock, representing approximately 2.6% of the outstanding shares of Common Stock.  All shares of Common Stock held by Cascade may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade.

•
Citigroup Investment has the shared power to vote, direct the voting of, dispose of and direct the disposition of 491,619 shares of Common Stock, representing approximately 0.5% of the outstanding shares of Common Stock.

•
Citigroup Employee Master Fund has the shared power to vote, direct the voting of, dispose of and direct the disposition of 552,225 shares of Common Stock, representing approximately 0.6% of the outstanding shares of Common Stock

•
Citigroup Onshore has the shared power to vote, direct the voting of, dispose of and direct the disposition of 249,314 shares of Common Stock, representing approximately 0.3% of the outstanding shares of Common Stock.

•
Citigroup Cayman has the shared power to vote, direct the voting of, dispose of and direct the disposition of 312,382 shares of Common Stock, representing approximately 0.3% of the outstanding shares of Common Stock.

•
Citigroup PE has the shared power to vote, direct the voting of, dispose of and direct the disposition of 1,605,540 shares of Common Stock, representing approximately 1.8% of the outstanding shares of Common Stock.

•
CAI has the shared power to vote, direct the voting of, dispose of and direct the disposition of 1,632,026 shares of Common Stock, representing approximately 1.8% of the outstanding shares of Common Stock.

•
CII has the shared power to vote, direct the voting of, dispose of and direct the disposition of 1,632,026 shares of Common Stock, representing approximately 1.8% of the outstanding shares of Common Stock.

•
Citigroup has the shared power to vote, direct the voting of, dispose of and direct the disposition of 1,641,507 shares of Common Stock, representing approximately 1.8% of the outstanding shares of Common Stock.

•
HHMI has the sole power to vote, direct the voting of, dispose of and direct the disposition of 1,595,715 shares of Common Stock, representing approximately 1.8% of the outstanding shares of Common Stock.

•
Mr. Vining has the sole power to vote, direct the voting of, dispose of and direct the disposition of 243,489 shares of Common Stock, representing approximately 0.3% of the outstanding shares of Common Stock.

•
Mr. Turnbull has the sole power to vote, direct the voting of, dispose of and direct the disposition of 32,476 shares of Common Stock, representing less than 0.04% of the outstanding shares of Common Stock.

•
Mr. Spears has the sole power to vote, direct the voting of, dispose of and direct the disposition of 9,170 shares of Common Stock, representing less than 0.01% of the outstanding shares of Common Stock.

•
Mr. Bennett has the sole power to vote, direct the voting of, dispose of and direct the disposition of 85,030 shares of Common Stock, representing approximately 0.1% of the outstanding shares of Common Stock.

Item 5(c) is hereby amended and supplemented by adding the following:

Mr. Spears sold 20,000 shares of Common Stock on May 20, 2010 at a price per share of $14.815.

Item 7.  Material to be Filed as Exhibits

Item 7 of the Schedule 13D is hereby amended by adding the following:

Exhibit 99.8
Amendment No. 1 to Voting and Standstill Agreement, dated as of June 14, 2010, by and among Patriot Coal Corporation and the Reporting Persons.  (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, dated June 14, 2010.)

*     *     *     *

Each of the undersigned is responsible for the accuracy and completeness of the information in this Amendment No. 7 to Schedule 13D concerning himself or itself, and is not responsible for the accuracy or completeness of the information in this Schedule 13D concerning any other signatories.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

ARCLIGHT ENERGY PARTNERS FUND I, L.P. By: ArcLight PEF GP, LLC, its General Partner By: ArcLight Capital Holdings, LLC, its Manager
By:	/s/Daniel R. Revers
Name:	Daniel R. Revers
Title:	Manager

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

ARCLIGHT ENERGY PARTNERS FUND II, L.P. By: ArcLight PEF GP II, LLC, its General Partner By: ArcLight Capital Holdings, LLC, its Manager
By:	/s/Daniel R. Revers
Name:	Daniel R. Revers
Title:	Manager

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

ARCLIGHT PEF GP, LLC By: ArcLight Capital Holdings, LLC, its Manager
By:	/s/Daniel R. Revers
Name:	Daniel R. Revers
Title:	Manager

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

ARCLIGHT PEF GP II, LLC By: ArcLight Capital Holdings, LLC, its Manager
By:	/s/Daniel R. Revers
Name:	Daniel R. Revers
Title:	Manager

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

ARCLIGHT CAPITAL HOLDINGS, LLC
By:	/s/Daniel R. Revers
Name:	Daniel R. Revers
Title:	Manager

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

/s/Daniel R. Revers
Daniel R. Revers

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

/s/Robb E. Turner
Robb E. Turner

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

/s/John F. Erhard
John F. Erhard

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

CASCADE INVESTMENT, L.L.C.
By:	/s/Alan Heuberger
Name:	Alan Heuberger (1)
Title:	Attorney-in-fact for Michael Larson, Business Manager

(1)  Duly authorized under Special Limited Power of Attorney appointing Alan Heuberger attorney-in-fact, dated August 12, 2008, by and on behalf of Michael Larson, and attached as Exhibit 99.1 to Amendment No. 1 to Cascade's Schedule 13D with respect to Otter Tail Corporation filed on April 15, 2009, SEC File No. 005-06638 and incorporated by reference herein.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

WILLIAM H. GATES III
By:	/s/Alan Heuberger
Name:	Alan Heuberger (1)
Title:	Attorney-in-fact

(1)  Duly authorized under Special Limited Power of Attorney appointing Alan Heuberger attorney-in-fact, dated August 12, 2008, by and on behalf of William H. Gates III, and attached as Exhibit 99.2 to Amendment No. 1 to Cascade Investment, L.L.C.’s Schedule 13D with respect to Otter Tail Corporation filed on April 15, 2009, SEC File No. 005-06638 and incorporated by reference herein.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

CITIGROUP CAPITAL PARTNERS II 2006 CITIGROUP INVESTMENT, L.P. By: Citigroup Private Equity LP, its general partner
By:	/s/Jason Ment
Name:	Jason Ment
Title:	Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

CITIGROUP CAPITAL PARTNERS II EMPLOYEE MASTER FUND, L.P. By: Citigroup Private Equity LP, its general partner
By:	/s/Jason Ment
Name:	Jason Ment
Title:	Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

CITIGROUP CAPITAL PARTNERS II ONSHORE, L.P. By: Citigroup Private Equity LP, its general partner
By:	/s/Jason Ment
Name:	Jason Ment
Title:	Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

CITIGROUP CAPITAL PARTNERS II CAYMAN HOLDINGS, L.P. By: Citigroup Private Equity LP, its general partner
By:	/s/Jason Ment
Name:	Jason Ment
Title:	Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

CITIGROUP PRIVATE EQUITY LP
By:	/s/Jason Ment
Name:	Jason Ment
Title:	Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

CITIGROUP ALTERNATIVE INVESTMENTS LLC
By:	/s/Jason Ment
Name:	Jason Ment
Title:	Assistant Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

CITIGROUP INVESTMENTS INC.
By:	/s/Craig Barrack
Name:	Craig Barrack
Title:	Director

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

CITIGROUP INC.
By:	/s/Michael J. Tarpley
Name:	Michael J. Tarpley
Title:	Assistant Secretary

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

HOWARD HUGHES MEDICAL INSTITUTE
By:	/s/Craig A. Alexander
Name:	Craig A. Alexander
Title:	Vice President and General Counsel

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

/s/Paul Vining
Paul Vining

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

/s/David Turnbull
David Turnbull

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

/s/B. Scott Spears
B. Scott Spears

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 15, 2010

/s/Robert Bennett
Robert Bennett